Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2024 THIRD QUARTER RESULTS

Third Quarter Fiscal 2024 Results:
Revenues Increased to $651 Million, Up 3% in U.S. Dollars and 1% in Constant Currency
Delivered Operating Margin of 8.4%; Adjusted Operating Margin of 8.9%
GAAP EPS of $0.82 and Adjusted EPS of $0.49

Lowers Full Year Fiscal 2024 Outlook:
Expects Revenue Growth between 1.8% and 2.4% in U.S. Dollars
GAAP and Adjusted Operating Margins between 8.7% and 8.9% and 8.9% and 9.1%, Respectively
Expects GAAP EPS between $2.49 and $2.55 and Adjusted EPS between $2.67 and $2.74

LOS ANGELES, November 21, 2023 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended October 28, 2023.

Carlos Alberini, Chief Executive Officer, commented, “We are pleased with our third quarter financial results, which were in line with our guidance for revenue growth and at the high end of our expectations for operating profit performance. During the period, we managed the business well and delivered strong gross margin and effective cost performance, which resulted in GAAP and adjusted operating margins of 8.4% and 8.9%, respectively, ahead of our expectations for the quarter. Overall, a strong licensing business combined with a disciplined approach to cost management offset softness in some of our direct-to-consumer businesses and drove earnings from operations for the Company that were flat to last year’s performance.”

Paul Marciano, Co-Founder and Chief Creative Officer, commented, “Our brand momentum is strong and we continue to benefit from our highly diversified business model. We have a strong global infrastructure that supports 25 different product categories, many markets across all regions of the world and multiple consumer channels. We have great teams driving these businesses that are performing well in a challenging environment and remain well positioned to grow our business. We want to thank our people for their hard work and valuable contributions.”

Mr. Alberini concluded, “We are confident in our plans for the holiday season and have a strong inventory position to respond well to customer demand. We are navigating through an uncertain shopping environment in many parts of the world impacted by geopolitical issues and lower consumer confidence. Based on these factors and our recent sales trends, we are taking a more cautious view for our fourth quarter outlook and now expect to deliver net revenue growth of 2% and an operating margin of roughly 9% for the fiscal year. We have identified many opportunities to grow our business and are working on our strategy to capture these opportunities and deliver strong value to our shareholders.”

Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
Third Quarter Fiscal 2024 Results
For the third quarter of the fiscal year ending February 3, 2024 (“fiscal 2024”), the Company recorded GAAP net earnings of $55.7 million, a 155% increase from $21.8 million for the same prior-year quarter. The results for the third quarter of fiscal 2024 included a net positive impact of $31.2 million from discrete tax adjustments related primarily to the consolidation of certain business functions into Switzerland. GAAP diluted net earnings per share (“EPS”) increased 141% to $0.82 for the third quarter of fiscal 2024, compared to $0.34 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.02 and a negative impact from currency of $0.03 on GAAP diluted EPS in the third quarter of fiscal 2024 when compared to the same prior-year quarter.
For the third quarter of fiscal 2024, the Company’s adjusted net earnings were $27.0 million, a 9% increase from $24.7 million for the same prior-year quarter. Adjusted diluted EPS increased 11% to $0.49, compared to $0.44 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.02 and a negative impact from currency of $0.02 on adjusted diluted EPS in the third quarter of fiscal 2024 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the third quarter of fiscal 2024 increased 3% to $651.2 million from $633.4 million in the same prior-year quarter. In constant currency, net revenue increased by 1%.
•Europe revenues increased 6% in U.S. dollars and 5% in constant currency. Retail comparable sales (including e-commerce) increased 8% in U.S. dollars and 7% in constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in U.S. dollars and a negative impact of 1% in constant currency.
•Americas Retail revenues decreased 7% in U.S. dollars and 8% in constant currency. Retail comparable sales (including e-commerce) decreased 5% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in U.S. dollars and a positive impact of 1% in constant currency.
•Americas Wholesale revenues increased 4% in U.S. dollars and decreased 1% in constant currency.
•Asia revenues increased 2% in U.S. dollars and remained flat in constant currency. Retail comparable sales (including e-commerce) decreased 8% in U.S. dollars and 9% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Licensing revenues increased 19% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the third quarter of fiscal 2024 remained consistent at $54.8 million (including $1.7 million in non-cash impairment charges taken on certain long-lived store related assets, $0.5 million net losses on lease modifications and a $1.3 million unfavorable currency translation impact), from $54.8 million (including $1.8 million in non-cash impairment charges taken on certain long-lived store related assets and $0.1 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the third quarter of fiscal 2024 decreased 0.2% to 8.4%, from 8.6% for the same prior-year quarter, driven primarily by higher expenses, including higher performance-based compensation, and the unfavorable impact of currency, partially offset by higher initial markups and the favorable impact of business mix. The negative impact of currency on operating margin for the quarter was approximately 120 basis points.
For the third quarter of fiscal 2024, adjusted earnings from operations decreased slightly to $57.9 million, from $58.0 million in the same prior-year quarter. Adjusted operating margin decreased 0.2% to 8.9%, from 9.1% for the same prior-year quarter, driven primarily by higher expenses, including higher performance-based compensation, and the unfavorable impact of currency, partially offset by higher initial markups and the favorable impact of business mix.

•Operating margin for the Company’s Europe segment decreased 0.9% to 10.3% in the third quarter of fiscal 2024, from 11.2% in the same prior-year quarter, driven primarily by the unfavorable impact of currency and higher expenses, partially offset by higher initial markups and higher revenues.
•Operating margin for the Company’s Americas Retail segment decreased 1.6% to 5.3% in the third quarter of fiscal 2024, from 6.9% in the same prior-year quarter, driven primarily by the unfavorable impact from lower revenues and higher expenses, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment increased 9.9% to 29.1% in the third quarter of fiscal 2024, from 19.2% in the same prior-year quarter, driven primarily by higher product margin.
•Operating margin for the Company’s Asia segment increased 1.0% to 1.0% in the third quarter of fiscal 2024, from a relative breakeven point in the same prior-year quarter, driven primarily by the favorable impact of business mix, partially offset by higher expenses.
•Operating margin for the Company’s Licensing segment increased 3.5% to 93.1% in the third quarter of fiscal 2024, from 89.6% in the same prior-year quarter, mainly driven by the favorable impact of higher royalties and lower expenses.
Other expense, net. Other expense, net for the third quarter of fiscal 2024 decreased 28% to $11.0 million from $15.2 million for the same prior-year quarter. The change was primarily due to lower net realized and unrealized losses from foreign currency exposures, as well as higher net unrealized and realized gains from foreign exchange currency contracts, compared to the same prior-year quarter.
Nine-Month Period Results
For the nine months ended October 28, 2023, the Company recorded GAAP net earnings of $82.9 million, a 54% increase from $53.8 million for the same prior-year period. The results for the nine months ended October 28, 2023 included a net positive impact of $30.7 million from discrete tax adjustments related primarily to the consolidation of certain business functions into Switzerland. GAAP diluted EPS increased 63% to $1.30 for the nine months ended October 28, 2023, compared to $0.80 for the same prior-year period. The Company estimates a positive impact from its share buybacks of $0.09 and a negative impact from currency of $0.01 on GAAP diluted EPS for the nine months ended October 28, 2023 when compared to the same prior-year period.
For the nine months ended October 28, 2023, the Company recorded adjusted net earnings of $63.2 million, a 1% increase from $62.9 million for the same prior-year period. Adjusted diluted EPS increased 8% to $1.14, compared to $1.06 for the same prior-year period. The Company estimates its share buybacks had a positive impact of $0.10 and currency had a negative impact of $0.03 on adjusted diluted EPS during the nine months ended October 28, 2023 when compared to the same prior-year period.

Net Revenue. Total net revenue for the nine months ended October 28, 2023 increased 1% to $1.89 billion, from $1.87 billion in the same prior-year period. In constant currency, net revenue also increased by 1%.
•Europe revenues increased 6% in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) increased 10% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 1% in U.S. dollars and 2% in constant currency.
•Americas Retail revenues decreased 9% in U.S. dollars and 10% in constant currency. Retail comparable sales (including e-commerce) decreased 8% in both U.S. dollars and constant currency. The inclusion of our e-commerce sales had a minimal impact on the retail comparable sales percentage in U.S. dollars and a positive impact of 1% in constant currency.
•Americas Wholesale revenues decreased 12% in U.S. dollars and 15% in constant currency.
•Asia revenues increased 15% in U.S. dollars and 18% in constant currency. Retail comparable sales (including e-commerce) decreased 1% in U.S. dollars and increased 1% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Licensing revenues increased 8% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the nine months ended October 28, 2023 decreased by 18% to $118.5 million (including $6.3 million in non-cash impairment charges taken on certain long-lived store related assets, $1.9 million net gains on lease modifications and a $2.3 million unfavorable currency translation impact), from $144.6 million (including $5.3 million in non-cash impairment charges taken on certain long-lived store related assets and $1.7 million net gains on lease modifications) in the same prior-year period. GAAP operating margin in the nine months ended October 28, 2023 decreased 1.4% to 6.3%, from 7.7% in the same prior-year period, driven primarily by higher expenses, including higher performance-based compensation, the unfavorable currency impact and lower government subsidies compared to the same prior-year period, partially offset by higher initial markups and the favorable impact of business mix. The negative impact of currency on operating margin for the nine months ended October 28, 2023 was approximately 120 basis points.
For nine months ended October 28, 2023, adjusted earnings from operations decreased 20% to $124.8 million, from $155.4 million in the same prior-year period. Adjusted operating margin decreased 1.7% to 6.6% for the nine months ended October 28, 2023, from 8.3% in the same prior-year period, driven primarily by higher expenses, including higher store costs and performance-based compensation, the unfavorable currency impact and lower government subsidies compared to the same prior-year period, partially offset by higher initial markups and the favorable impact of business mix.
•Operating margin for the Company’s Europe segment decreased 1.0% to 8.5% in the nine months ended October 28, 2023, from 9.5% in the same prior-year period, driven primarily by the unfavorable currency impact, higher expenses and lower government subsidies compared to the prior year, partially offset by higher initial markups and the favorable impact of higher revenues.
•Operating margin for the Company’s Americas Retail segment decreased 5.3% to 4.3% in the nine months ended October 28, 2023, from 9.6% in the same prior-year period, driven primarily by the unfavorable impact from lower revenues, higher expenses and higher markdowns.
•Operating margin for the Company’s Americas Wholesale segment increased 4.1% to 26.8% in the nine months ended October 28, 2023, from 22.7% in the same prior-year period, driven primarily by higher product margin.

•Operating margin for the Company’s Asia segment increased 6.0% to 2.0% in the nine months ended October 28, 2023, from negative 4.0% in the same prior-year period, driven primarily by the favorable impact of higher revenues, partially offset by higher expenses.
•Operating margin for the Company’s Licensing segment increased 4.2% to 93.5% in the nine months ended October 28, 2023, from 89.3% in the same prior-year period, mainly due to lower expenses.
Loss on Extinguishment of Debt. In April 2023, the Company issued $275 million principal amount of convertible senior notes due April 2028 (the “2028 Notes”) in privately negotiated exchange and subscription agreements with a limited number of holders of its convertible senior notes due April 2024 (the “2024 Notes”, and together with the 2028 Notes, the “Notes”) and certain other investors. As part of these transactions, the Company exchanged approximately $184.9 million of its 2024 Notes for approximately $163.0 million of new 2028 Notes and approximately $33.3 million in cash, and issued $112.0 million of 2028 Notes. Immediately following the closing of these transactions, approximately $115.0 million of the 2024 Notes remained outstanding and classified within current liabilities. As a result of these transactions, the Company recognized a $7.7 million loss on extinguishment of debt for the nine months ended October 28, 2023.

Other expense, net. Other expense, net for the nine months ended October 28, 2023 decreased 55% to $18.2 million from $40.7 million in the same prior-year period. The change was primarily due to lower net realized and unrealized losses from foreign currency exposures and, to a lesser extent, lower net unrealized losses on the Company’s SERP-related assets compared to the same prior-year period.
Outlook
The Company’s expectations for the fourth quarter and full fiscal year 2024 are as follows:

Outlook for Total Company[1]

	Fourth Quarter of Fiscal 2024	Fiscal 2024

Consolidated net revenue in U.S. dollars	increase between 4.0% and 6.0%	increase between 1.8% and 2.4%

GAAP operating margin	14.1% to 14.4%	8.7% to 8.9%

Adjusted operating margin	14.1% to 14.4%	8.9% to 9.1%

GAAP diluted EPS	$1.22 to $1.28	$2.49 to $2.55

Adjusted diluted EPS	$1.53 to $1.60	$2.67 to $2.74
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See page 17 for footnotes.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the fourth quarter and full fiscal 2024 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	Fourth Quarter of Fiscal 2024	Fiscal 2024

GAAP operating margin	14.1% to 14.4%	8.7% to 8.9%
Certain professional service and legal fees and related (credits) costs[2]	—%	0.1%
Asset impairment charges[2]	—%	0.2%
Net (gains) losses on lease modifications[2]	—%	(0.1)%
Adjusted operating margin	14.1% to 14.4%	8.9% to 9.1%

GAAP diluted EPS	$1.22 to $1.28	$2.49 to $2.55
Certain professional service and legal fees and related (credits) costs[2]	—	0.02
Asset impairment charges[2]	—	0.07
Net (gains) losses on lease modifications[2]	—	(0.02)
Loss on extinguishment of debt[2]	—	0.08
Amortization of debt discount[3]	0.00	0.01
Discrete income tax adjustments[2]	—	(0.44)
Impact of convertible share dilution[3]	0.31 to 0.32	0.46 to 0.47
Adjusted diluted EPS	$1.53 to $1.60	$2.67 to $2.74
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See page 17 for footnotes.

The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2024 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2024

Net cash provided by operating activities	$240
Less: Purchases of property and equipment	(74)
Less: Payments for property and equipment under finance leases	(6)
Free cash flow	$160
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See page 17 for footnotes.

Dividend
The Company’s Board of Directors approved a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on December 22, 2023 to shareholders of record as of the close of business on December 6, 2023.
Share Repurchases
During April 2023, in connection with the exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 2.2 million shares of its common stock for $42.8 million through broker-assisted market transactions, pursuant to the Company’s 2021 Share Repurchase Program. During the nine months ended October 28, 2023, the Company did not make any share repurchases other than the aforementioned transactions.

Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the consolidation of certain business functions into Switzerland and, to a lesser extent, the impact from changes in the income tax law in certain tax jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on November 21, 2023 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 28, 2023, the Company directly operated 1,015 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 544 additional retail stores worldwide. As of October 28, 2023, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the impacts of the ongoing conflicts in Ukraine and Gaza and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the fourth quarter and full year of fiscal 2024; statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to the COVID-19 pandemic or other public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; catastrophic events or natural disasters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber security incidents and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, the ongoing conflicts in Ukraine and Gaza, possible instability in the banking system, the possibility of a government shutdown in the U.S., and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 28, 2023		October 29, 2022		October 28, 2023		October 29, 2022

Product sales	$618,130	94.9%	$605,656	95.6%	$1,800,536	95.5%	$1,790,651	95.8%
Net royalties	33,040	5.1%	27,747	4.4%	84,944	4.5%	78,915	4.2%
Net revenue	651,170	100.0%	633,403	100.0%	1,885,480	100.0%	1,869,566	100.0%

Cost of product sales	360,000	55.3%	364,032	57.5%	1,067,882	56.6%	1,082,545	57.9%

Gross profit	291,170	44.7%	269,371	42.5%	817,598	43.4%	787,021	42.1%

Selling, general and administrative expenses	234,123	36.0%	212,927	33.6%	694,748	36.8%	638,801	34.2%
Asset impairment charges	1,737	0.3%	1,789	0.3%	6,293	0.4%	5,252	0.3%
Net (gains) losses on lease modifications	537	0.0%	(146)	(0.0%)	(1,894)	(0.1%)	(1,654)	(0.1%)

Earnings from operations	54,773	8.4%	54,801	8.6%	118,451	6.3%	144,622	7.7%

Other income (expense):
Interest expense	(5,923)	(0.9%)	(3,453)	(0.5%)	(15,883)	(0.9%)	(9,741)	(0.5%)
Interest income	3,181	0.5%	636	0.1%	8,557	0.5%	1,629	0.1%
Loss on extinguishment of debt	—	—%	—	—%	(7,696)	(0.4%)	—	—%
Other, net	(11,004)	(1.7%)	(15,211)	(2.4%)	(18,227)	(1.0%)	(40,716)	(2.2%)

Earnings before income tax expense (benefit)	41,027	6.3%	36,773	5.8%	85,202	4.5%	95,794	5.1%

Income tax expense (benefit)	(18,277)	(2.8%)	11,616	1.8%	(5,370)	(0.3%)	32,743	1.7%

Net earnings	59,304	9.1%	25,157	4.0%	90,572	4.8%	63,051	3.4%

Net earnings attributable to noncontrolling interests	3,603	0.5%	3,322	0.6%	7,643	0.4%	9,284	0.5%

Net earnings attributable to Guess?. Inc.	$55,701	8.6%	$21,835	3.4%	$82,929	4.4%	$53,767	2.9%

Net earnings per common share attributable to common stockholders:
Basic	$1.04		$0.40		$1.53		$0.93
Diluted	$0.82		$0.34		$1.30		$0.80

Weighted average common shares outstanding attributable to common stockholders:
Basic	53,052		53,894		53,450		57,300
Diluted	70,331		67,102		68,098		70,705

Effective income tax rate	(44.5%)		31.6%		(6.3%)		34.2%

Adjusted selling, general and administrative expenses[4]:	$233,274	35.8%	$211,419	33.4%	$692,787	36.7%	$631,616	33.8%

Adjusted earnings from operations[4]:	$57,896	8.9%	$57,952	9.1%	$124,811	6.6%	$155,405	8.3%

Adjusted net earnings attributable to Guess?, Inc.[4]:	$27,006	4.1%	$24,746	3.9%	$63,231	3.4%	$62,856	3.4%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[4,5]	54,418		55,204		54,726		58,807

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[4,5]	$0.49		$0.44		$1.14		$1.06

Adjusted effective income tax rate[4]:	30.9%		29.7%		28.8%		32.3%
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See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings from operations to adjusted earnings from operations, (iii) reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., (iv) reported GAAP income tax expense (benefit) to adjusted income tax expense, and (v) reported GAAP diluted EPS to adjusted diluted EPS are as follows:

	Three Months Ended		Nine Months Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Reported GAAP selling, general and administrative expenses	$234,123	$212,927	$694,748	$638,801
Certain professional service and legal fees and related credits (costs)[6]	(849)	(1,508)	(1,961)	(7,185)

Adjusted selling, general and administrative expenses[4]	$233,274	$211,419	$692,787	$631,616

Reported GAAP earnings from operations	$54,773	$54,801	$118,451	$144,622
Certain professional service and legal fees and related (credits) costs[6]	849	1,508	1,961	7,185
Asset impairment charges[7]	1,737	1,789	6,293	5,252
Net (gains) losses on lease modifications[8]	537	(146)	(1,894)	(1,654)

Adjusted earnings from operations[4]	$57,896	$57,952	$124,811	$155,405

Reported GAAP net earnings attributable to Guess?, Inc.	$55,701	$21,835	$82,929	$53,767
Certain professional service and legal fees and related (credits) costs[6]	849	1,508	1,961	7,185
Asset impairment charges[7]	1,737	1,789	6,293	5,252
Net (gains) losses on lease modifications[8]	537	(146)	(1,894)	(1,654)
Loss on extinguishment of debt[9]	—	—	7,696	—
Amortization of debt discount[10]	163	—	351	—
Discrete income tax adjustments[11]	(31,166)	208	(30,669)	624
Income tax impact from adjustments[12]	(815)	(448)	(3,436)	(2,318)

Total adjustments affecting net earnings attributable to Guess?, Inc.	(28,695)	2,911	(19,698)	9,089

Adjusted net earnings attributable to Guess?, Inc.[4]	$27,006	$24,746	$63,231	$62,856

Reported GAAP income tax expense (benefit)	$(18,277)	$11,616	$(5,370)	$32,743
Discrete income tax adjustments[11]	31,166	(208)	30,669	(624)
Income tax impact from adjustments[12]	815	448	3,436	2,318

Adjusted income tax expense[4]	$13,704	$11,856	$28,735	$34,437

Adjusted effective income tax rate[4]	30.9%	29.7%	28.8%	32.3%

Reported GAAP diluted EPS	$0.82	$0.34	$1.30	$0.80
Convertible notes if-converted method[5]	0.07	0.05	0.13	0.13
Certain professional service and legal fees and related (credits) costs[6,13]	0.01	0.02	0.02	0.08
Asset impairment charges[7,13]	0.02	0.02	0.07	0.06
Net (gains) losses on lease modifications[8,13]	0.01	(0.00)	(0.02)	(0.02)
Loss on extinguishment of debt[9,13]	—	—	0.09	—
Amortization of debt discount[10,13]	0.00	—	0.00	—
Discrete income tax adjustments[11]	(0.44)	0.01	(0.45)	0.01

Adjusted diluted EPS	$0.49	$0.44	$1.14	$1.06
__________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	October 28, 2023	October 29, 2022	% change	October 28, 2023	October 29, 2022	% change
Net revenue:
Europe	$344,472	$323,754	6%	$990,981	$936,470	6%
Americas Retail	153,872	165,603	(7%)	464,984	513,743	(9%)
Americas Wholesale	55,288	53,181	4%	150,361	171,733	(12%)
Asia	64,498	63,118	2%	194,210	168,705	15%
Licensing	33,040	27,747	19%	84,944	78,915	8%
Total net revenue	$651,170	$633,403	3%	$1,885,480	$1,869,566	1%

Earnings (loss) from operations:
Europe	$35,555	$36,222	(2%)	$84,344	$88,650	(5%)
Americas Retail	8,086	11,365	(29%)	20,060	49,552	(60%)
Americas Wholesale	16,106	10,229	57%	40,264	39,068	3%
Asia	636	(5)	(12,820%)	3,927	(6,792)	(158%)
Licensing	30,770	24,849	24%	79,419	70,499	13%
Total segment earnings from operations	91,153	82,660	10%	228,014	240,977	(5%)

Corporate overhead	(34,106)	(26,216)	30%	(105,164)	(92,757)	13%
Asset impairment charges	(1,737)	(1,789)	(3%)	(6,293)	(5,252)	20%
Net gains (losses) on lease modifications	(537)	146	(468%)	1,894	1,654	15%
Total earnings from operations	$54,773	$54,801	(0%)	$118,451	$144,622	(18%)

Operating margins:
Europe	10.3%	11.2%		8.5%	9.5%
Americas Retail	5.3%	6.9%		4.3%	9.6%
Americas Wholesale	29.1%	19.2%		26.8%	22.7%
Asia	1.0%	(0.0%)		2.0%	(4.0%)
Licensing	93.1%	89.6%		93.5%	89.3%

GAAP operating margin for total Company	8.4%	8.6%		6.3%	7.7%
Certain professional service and legal fees and related (credits) costs[4,6]	0.2%	0.2%		0.0%	0.4%
Asset impairment charges[4,7]	0.3%	0.3%		0.4%	0.3%
Net (gains) losses on lease modifications[4,8]	0.0%	(0.0%)		(0.1%)	(0.1%)
Adjusted operating margin for total Company[4]	8.9%	9.1%		6.6%	8.3%
______________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	October 28, 2023			October 29, 2022

	Three Months Ended				% change
Net revenue:
Europe	$344,472	$(5,469)	$339,003	$323,754	6%	5%
Americas Retail	153,872	(940)	152,932	165,603	(7%)	(8%)
Americas Wholesale	55,288	(2,621)	52,667	53,181	4%	(1%)
Asia	64,498	(1,230)	63,268	63,118	2%	0%
Licensing	33,040	—	33,040	27,747	19%	19%
Total net revenue	$651,170	$(10,260)	$640,910	$633,403	3%	1%

	Nine Months Ended
Net revenue:
Europe	$990,981	$711	$991,692	$936,470	6%	6%
Americas Retail	464,984	(921)	464,063	513,743	(9%)	(10%)
Americas Wholesale	150,361	(4,754)	145,607	171,733	(12%)	(15%)
Asia	194,210	4,526	198,736	168,705	15%	18%
Licensing	84,944	—	84,944	78,915	8%	8%
Total net revenue	$1,885,480	$(438)	$1,885,042	$1,869,566	1%	1%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 28, 2023	January 28, 2023	October 29, 2022

ASSETS

Cash and cash equivalents	$244,103	$275,765	$174,065

Receivables, net	340,784	341,939	319,342

Inventories	562,386	510,899	574,574

Other current assets	81,220	83,102	82,553

Property and equipment, net	234,572	240,355	231,024

Operating lease right-of-use assets	657,363	636,148	614,705

Other assets	358,349	337,240	320,361

Total assets	$2,478,777	$2,425,448	$2,316,624

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$41,695	$40,380	$39,626

Current operating lease liabilities	165,420	170,192	159,152

Current portion of convertible senior notes due 2024, net	114,985	—	—

Other current liabilities	514,294	552,480	533,949

Long-term debt and finance lease obligations	131,821	95,921	153,717

Convertible senior notes due 2024, net	—	298,931	298,731

Convertible senior notes due 2028, net	266,551	—	—

Long-term operating lease liabilities	538,731	528,236	519,594

Other long-term liabilities	147,637	157,403	150,733

Redeemable and nonredeemable noncontrolling interests	43,583	47,792	42,294

Guess?, Inc. stockholders’ equity	514,060	534,113	418,828

Total liabilities and stockholders’ equity	$2,478,777	$2,425,448	$2,316,624

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	October 28, 2023	October 29, 2022

Net cash provided by (used in) operating activities	$40,881	$(21,418)

Net cash used in investing activities	(56,624)	(71,969)

Net cash used in financing activities	(9,793)	(131,779)

Effect of exchange rates on cash and cash equivalents	(6,126)	(16,334)

Net change in cash and cash equivalents	(31,662)	(241,500)

Cash and cash equivalents at the beginning of the year	275,765	415,565

Cash and cash equivalents at the end of the period	$244,103	$174,065

Supplemental information:

Depreciation and amortization	$46,059	$45,490

Total lease costs (excluding finance lease cost)	$233,063	$220,151

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	October 28, 2023	October 29, 2022

Net cash provided by (used in) operating activities	$40,881	$(21,418)

Less: Purchases of property and equipment	(52,469)	(71,729)

Less: Payments for property and equipment under finance leases	(4,898)	(5,261)

Free cash flow	$(16,486)	$(98,408)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of October 28, 2023

United States	234	234	—	—	—	—
Canada	57	57	—	—	—	—
Central and South America	104	73	31	29	29	—

Total Americas	395	364	31	29	29	—

Europe and the Middle East	767	545	222	58	58	—
Asia and the Pacific	397	106	291	241	133	108

Total	1,559	1,015	544	328	220	108

	As of October 29, 2022

United States	242	242	—	—	—	—
Canada	72	72	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	417	383	34	29	29	—

Europe and the Middle East	799	561	238	54	54	—
Asia and the Pacific	414	120	294	251	127	124

Total	1,630	1,064	566	334	210	124

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the fourth quarter and full fiscal 2024 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the full fiscal year outlook exclude the following items recognized during the nine months ended October 28, 2023: (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from lower revenue and future cash flow projections from under-performance and expected store closures, (iii) net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements, (iv) loss on extinguishment of debt related to the 2024 Notes and (v) discrete income tax adjustments related to the consolidation of certain business functions into Switzerland and the impact from changes in the income tax law in certain tax jurisdictions. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.

[3]
Amounts for the fourth quarter and full fiscal 2024 outlook exclude (i) the amortization of the debt discount related to the 2028 Notes and (ii) the dilutive impact of the Notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the dilutive impact anticipated to be recorded in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants.

[4]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. The weighted average diluted shares outstanding used for adjusted diluted EPS excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[5]
The Company excludes the dilutive impact of the Notes at stock prices below $44.53 for the 2024 Notes and below $41.51 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $44.53 for the 2024 Notes and $41.51 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[6]
Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations. During the third quarter of fiscal 2024, the Company announced the pending settlement, subject to court approval, of a previously-disclosed stockholder derivative lawsuit brought by the Employees Retirement System of Rhode Island. Consistent with its historical practice, the Company intends to exclude any settlement amounts recorded in the future related to this matter (including any amounts to be received by the Company and any court approved attorney’s fee award to be paid by the Company) from its non-GAAP adjusted operating results.

[7]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures.

[8]	Adjustments represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.

[9]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023.

[10]
In April 2023, the Company issued $275 million principal amount of 3.75% convertible senior notes due 2028 in a private offering. The debt discount, which resulted from the modification accounting for a portion of the exchanged 2024 Notes, will be amortized as non-cash interest expense over the term of the 2028 Notes.

[11]
Adjustments represent discrete income tax items related primarily to a benefit recognized as a result of the consolidation of certain business functions into Switzerland during the third quarter of fiscal 2024 and, to a lesser extent, the impact from changes in the income tax law in certain tax jurisdictions.

[12]
The income tax effect of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt and amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[13]
Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.